FIRST AMENDMENT TO
                            STOCK PURCHASE AGREEMENT



         THIS FIRST AMENDMENT is made this 26th day of February, 1997, by and among D.R. HORTON, INC., a Delaware corporation (the "Purchaser"), GHASSAN M. SAAB, an individual residing in the State of Michigan ("Saab"), Ghassan M. Saab in his capacity as Trustee of the GHASSAN M. SAAB TRUST, a Michigan trust, pursuant to a trust agreement dated February 16, 1987, as amended (the "Trust"), BURL T. HORTON, an individual residing in the State of Georgia ("BTH"), LINDA G. SLOMAN, an individual residing in the State of Georgia ("Sloman"), and ARCHIE D. RIVERS, an individual residing in the State of Georgia ("Rivers").

         WHEREAS, Purchaser, Saab, the Trust, and BTH entered into a Stock Purchase Agreement on January 29, 1997 (the "Agreement");

         WHEREAS, one or more of the Corporations has issued shares to Sloman and Rivers after the date of the Agreement and prior to the date hereof; and

         WHEREAS, the parties hereto desire hereby to amend the Agreement to add Sloman and Rivers as parties, to provide for their participation in the transactions contemplated therein and to provide for other amendments to the Agreement and certain other agreements;

         NOW, THEREFORE, in consideration of the premises and promises herein contemplated, the parties agree as follows:


                                    ARTICLE I
                    ADDITION OF SLOMAN AND RIVERS AS PARTIES

         1.1 Consent to Issuance of Shares. Purchaser hereby consents to the issuance to Sloman and Rivers of the respective number of shares set forth next to the Corporations set forth below and further agrees that such issuances do not violate or breach any representation, warranty, covenant or agreement of the Sellers set forth in the Agreement.


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                                       Number of Shares        Number of Shares
     Corporation                       Issued to Sloman        Issued to Rivers

     Torrey Development Corporation           13.649                 13.649
     Torrey Development Corporation
         of South Carolina, Inc.              9.099                  9.099
     SG Torrey Atlanta, Ltd.                  13.649                 13.649
     Torrey Homes of North Carolina, Inc.     9.099                  9.099
     The Mallard Group, Inc.                  9.099                  9.099
     Torrey Development Corporation of
         North Carolina, Inc.                 9.099                  9.099
     Torrey Homes of South Carolina, Inc.     9.099                  9.099
     Provincial Realty and Investment
         Company, Inc.                        45.498                 45.498


         1.2 Additional Party. Sloman and Rivers hereby join the Agreement as parties, and the other parties hereto hereby accept and ratify such joinder.

         1.2 Definition of Sellers. The term "Sellers" as used in the Agreement is hereby amended to include each of Sloman and Rivers as one of them every time such term is mentioned, except as follows:

                  (a) Sloman and Rivers'  obligations  under Section  4.3(a) and
         Article V of the Agreement shall only apply to their personal execution and delivery of a closing certificate, share certificates, assignment documents for the delivery of their shares, and any employment agreements between either of them and Purchaser, and shall not apply to any other actions or deliveries required to be taken by the Company or any Seller.

                  (b) Neither Sloman nor Rivers makes any representation or warranty in Article VII of the Agreement (other than the representation and warranty in Section 7.27(a), which they are individually making as to Legal Proceedings against them), it being understood that as to Rivers, he is subject to those proceedings which he has described in a separate letter dated of even date herewith as to which he will indemnify and hold the Purchaser harmless without being subject to the Indemnification Threshold. Sloman and Rivers are each making all other representations and warranties in the Agreement, including without limitation, those in Article III thereof.

                  (c) Neither Sloman nor Rivers shall be responsible for the performance of any covenants or agreements in Sections 8.1, 8.2, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 or 8.11 of the Agreement.

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                  (d) Sloman and Rivers'  obligations under Sections 8.3 and 8.4 of the Agreement shall only apply to each of them to the extent of their disclosure of information on the Sellers' Schedules which relates to Article VII-A of the Agreement.

                  (e) Neither Sloman nor Rivers shall have any responsibility for any Sellers' compliance with the obligations described in Article IX of the Agreement other than the obligations under Section 9.6 of the Agreement which do apply to them.

                  (f) Neither Sloman nor Rivers shall be jointly and severally liable for indemnification under Section 11.1(b) of the Agreement. The sole responsibility of each of Sloman and Rivers to Purchaser under
         Section 11.1(a) shall be for breaches of her or his personal representations, warranties and covenants set forth in the Agreement as hereby amended. The obligations of Sloman and Rivers under Article XI shall be further limited by a separate maximum amount for which each may be held liable under the Agreement (based only on matters for which they have assumed responsibility and applicable only to their individual obligations therefor). Neither Sloman nor Rivers shall be obligated to pay any amounts for indemnification under Article XI in excess of $339,600 each.

                  (g) Neither Sloman nor Rivers shall be liable for payment of the $1,000,000 topping fee contained in Section 12.3 of the Agreement.

                  (h) Neither Sloman nor Rivers shall be liable for or bound by the second sentence of Section 14.4 of the Agreement.

         1.3 Notices. All notices, requests, demands and other communica-tions shall be delivered to Sloman and Rivers as follows:
                           Linda G. Sloman
                           806 Bayliss Dr.
                           Marietta, Georgia 30068
                           Fax:  (770) 640-6757

                           Archie D. Rivers
                           4200 Sterling Shire Court
                           Roswell, Georgia 30075
                           Fax:  (770) 518-4512

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





                                   ARTICLE II
                                OTHER AMENDMENTS

         2.1 Post-Closing Obligations. The parties hereby agree that the obligations of Sellers and Company to make the 338(h)(10) Election described in
Section 2.2 of the Agreement and the parties' obligation to prepare and agree upon Attachment 2.2 to the Agreement shall be accomplished within a reasonable time after the Closing.

         2.2 Amendment to Section 3.1. The first sentence of Section 3.1 of the Agreement is hereby amended by deleting "except as contemplated by Section 3.3 of this Agreement" and replacing same with the following:

              "except as contemplated by Section 3.2 or 3.3 of this Agreement,"

         2.3 Reduction of Registration Rights Participation Period. Sections 3.2 (preamble), 3.2(b)(ii), 3.3(a) and 3.3(c) are hereby amended by deleting the phrase "second anniversary" from each Section and replacing same with "first anniversary."

         2.4 Date of Good Standing  Certificates.   Section  5.1(d)(iii) of  the
Agreement is hereby amended by deleting "January 15, 1997" and inserting in lieu thereof "January 13, 1997."

         2.5 Financial Statements. Financial statements prepared or caused to be prepared on behalf of the Corporations after the Closing Date for any period ending on or before the Closing Date shall be prepared in a manner consistent with past practices except as agreed between the Purchaser and Saab and BTH.

         2.6 Title Exceptions. Purchaser acknowledges that, prior to the date hereof, the Company has sold the real property marked as "Closed" in the January, 1997 and February, 1997 Closing Lists attached hereto as Exhibit D.

         2.7 Amendment to Exhibit A. Exhibit A to the Agreement is hereby amended by deleting The Torrey Corporation, AG Roth Agency, Inc., and Aspen Associates, Inc. therefrom. Accordingly, the parties hereto acknowledge and agree that any shares owned by the Sellers in such entities shall not be acquired by Purchaser pursuant to the Agreement.

         2.8 Amendment to Exhibit B. Exhibit B to the Agreement is hereby amended by deleting the same in its entirety and inserting in lieu thereof the following:

         Cash Amount                     Purchaser Shares

         50% to BTH                      to BTH:           392,035 shares
         50% to Saab                     to Saab:          392,035 shares
                                         to Sloman:        30,187 shares
                                         to Rivers:        30,187 shares

         2.9 Form of Deed. Section 5.1(i)(v) is revised to change "limited warranty deed" to "general warranty deed."

         2.10 Golf Course Agreement. Sellers shall cause TDC 98 Partnership, L.P, a Georgia limited partnership ("TDC 98"), to assign to D.R. Horton - Torrey, Inc., a Delaware corporation, its rights in that certain Grove Park Golf Course Purchase and Development Agreement dated February 9, 1996 by and between TDC 98 and RDC Golf of North Carolina, Inc. ("RDC"), as amended, upon obtaining RDC's consent to such assignment. Sellers and TDC 98 shall at Closing execute and deliver to Purchaser a license agreement in the form attached hereto as Exhibit E.


                                   ARTICLE III
                                OTHER AGREEMENTS

         3.1      Partnership Indemnity.

                  (a) In full satisfaction of the provisions of 5.1(o) of the Agreement relating to Sellers' obligation to indemnify Purchaser for certain matters related to the transfer to Purchaser of the assets of the Partnerships, Saab, the Trust and BTH (collectively, the "Responsible Parties") hereby agree to indemnify, defend, reimburse, and hold Purchaser and D.R. Horton - Torrey, Inc., their Affiliates, agents, directors, employees (other than BTH), officers (other than
         BTH), and stockholders (other than the Responsible Parties) harmless from any and all liability to the limited partners of the Partnerships and to the limited partners of those partnerships listed on Schedule 1 hereto (the "Additional Partnerships") for any and all Claims directly or indirectly relating to or arising (i) from the sale of the Partnership assets as provided in the Agreement, (ii) from the violation of any federal or state securities law in connection with the formation, continuation or termination of the Partnerships or the Additional Partnerships, or (iii) from the operation of the Partnerships or the Additional Partnerships.

                  (b) All claims for indemnification under this Section 3.1 shall be asserted and resolved as provided for in Section 11.3 of the Agreement.

                  (c) It is understood  and agreed that the  indemnity  provided for in this Section 3.1 shall not be subject to either the Indemnification Cap or the Indemnification Threshold as set forth in
         Section 11.8 of the Agreement.

         3.2 Remaining Guaranties and Obligations. Purchaser agrees to use its reasonable efforts to cancel or replace the bonds, guaranties, letters of credit and other obligations of the Sellers described on Exhibit C hereto.

         3.3 Reserves for Workman's Compensation Liabilities. To the extent of the Company's reserve in its Financial Statements in the amount of $382,631 for contingent future liabilities of the Company and those corporations deleted by this Amendment from Exhibit A to the Agreement to Homebuilders Associations of Georgia Mutual Insurance Company serviced by PCA Solutions, Inc. for underpayment of workman's compensation insurance which has been asserted and is referenced in the schedules, the Purchaser shall utilize the amount of such reserve to satisfy such future liability, if any, before enforcing its indemnity rights against Sellers pursuant to Article XI hereof. Saab, the Trust and BTH agree that the indemnities set forth in Article XI of the Agreement shall apply to the amount by which the sum of any such liabilities of the Company exceeds the total amount reserved therefor.

         3.4 Assignment of Interest in Sale of AG Roth Agency, Inc. and Aspen Associates, Inc. Saab, the Trust and BTH hereby transfer and assign to Purchaser all of their right, title and interest in and to their rights to receive payment under the following agreements and documents relating to the sale of AG Roth Agency, Inc. ("AG") and Aspen Associates, Inc. ("Aspen"): that certain Stock Purchase Agreement dated February 25, 1997, among Douglas B. Cressey ("Cressey"), BTH and the Trust; that certain Escrow Agreement dated February 25, 1997, among BTH, the Trust, Cressey, and Perrie, Buker & Jones, P.C.; that certain Covenant Not to Compete among Cressey and S.G. Torrey Atlanta, Ltd., Torrey Homes, Inc., Torrey Development Corporation and Torrey Realty Services, Inc.; that certain General Release dated February 25, 1997, by Cressey; and the Powers of Attorney to Transfer Stock related to the foregoing documents, all as held in escrow by Perrie, Buker & Jones, P.C. Notwithstanding the foregoing, none of Saab, the Trust or BTH shall have any present or future liability to Purchaser under the terms of any of the foregoing documents or agreements; however, Saab, the Trust and BTH agree to enforce the terms thereof and any and all obligations thereunder as directed by Purchaser at Purchaser's cost and expense. Sellers represent and warrant that they transferred all assets which belonged to AG and Aspen immediately prior to the closing under such documents other than software and furniture to one of the Corporations. If such closing does not occur, Sellers shall transfer the stock in AG and Aspen to Purchaser.

         3.5 Miscellaneous Torrey Corporation Matters. In connection with The Torrey Corporation, Saab, the Trust and BTH agree as follows: (a) to cause any assets of the Partnerships not distributed to their limited partners to be paid over to one or more of the

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




Corporations as agreed with the Purchaser, and (b) upon request of the Purchaser, to cause an amendment to its articles of incorporation to be filed deleting the word "Torrey" from its name.


                                   ARTICLE IV
                             ACCEPTANCE OF SCHEDULES

         The Sellers' Schedules of even date herewith, in the form today delivered by Sellers to Purchaser and attached hereto, are hereby accepted by Purchaser. The Attachments attached hereto are accepted and agreed to by Purchaser and Sellers.


                                    ARTICLE V
                            CONSTRUCTION OF AMENDMENT

         5.1 Effect on Agreement. Except as hereby modified, amended or supplemented, the Agreement shall remain in full force and effect, and any reference hereafter made by any party hereto to the Agreement shall be deemed to refer to the same as hereby amended, regardless of whether specific reference is made hereto.

         5.2 Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

         5.3 Miscellaneous. All terms of construction and interpretation set forth in the Agreement shall have equal effect in construing this Amendment.



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



         IN WITNESS WHEREOF, each party has executed and delivered this Amendment or caused this Amendment to be executed and delivered on its behalf by a duly authorized officer, all as of the date first written above.

                             D.R. HORTON, INC.


                             By:  \s\
                             Name:  Richard Beckwitt
                             Title: Executive Vice President

                                      [CORPORATE SEAL]



                             \s\
                             Burl T. Horton

                             \s\
                             Ghassan M. Saab


                             \s\
                             Ghassan M. Saab, as Trustee of the Ghassan M. Saab Trust Agreement dated February 16, 1987, as amended


                             \s\
                             Linda G. Sloman


                             \s\
                             Archie D. Rivers

                                                  -8-


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